CHARTER FOR THE NOMINATING COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

May 1, 2013

Prepared by: Todd Heinzl

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CHARTER FOR THE CORPORATE GOVERNANCE

AND NOMINATING COMMITTEE

OF THE BOARD OF DIRECTORS

OF

CAR CHARGING GROUP, INC.

PURPOSE:

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Car Charging Group, Inc. (the “Corporation”) shall be to review and make recommendations to the Board regarding matters concerning corporate governance; review the composition of and evaluate the performance of the Board; recommend persons for election to the Board and evaluate director compensation; review the composition of committees of the Board and recommend persons to be members of such committees; review and maintain compliance of committee membership with applicable regulatory requirements; and review conflicts of interest of members of the Board and corporate officers. In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Committee shall consist of no fewer than two members of the Board. All members of the Committee shall be appointed by a majority of the Board and shall be independent of the Corporation and its affiliates, shall have no relationship to the Corporation or its affiliates that may interfere with the exercise of their independence, and shall otherwise be deemed to be “independent directors” as defined in Section 121A of the NYSE AMEX Company Guide (the “Amex Guide”). The Board may designate one member of the Committee as its Chair. The Committee may form and delegate authority to subcommittees, consisting of no fewer than two members of the Committee, when appropriate. No member of the Committee shall be removed except by a majority vote of the independent directors then in office.

RESPONSIBILITIES:

The responsibilities and duties of the Committee shall include:

Corporate Governance Generally

1. Developing principles of corporate governance and recommending them to the Board for its consideration and approval.

2. Reviewing annually the principles of corporate governance approved by the Board to ensure that they remain relevant and is being complied with.

3. Overseeing compliance by the Board and its committees with applicable laws and regulations, including the NASDAQ Rules, the Amex Guide and regulations promulgated by the U.S. Securities and Exchange Commission.

4. To review and discuss with management the disclosure regarding the operations of the Committee and director independence; and, to recommend that the disclosure be included in the Corporation’s Proxy Statement or annual report on SEC Form 10-K, as applicable.

Composition of the Board of Directors, Evaluation and Nominating Activities

5. Reviewing the composition and size of the Board and determining the criteria for membership of the Board, including issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service, and other commitments outside the Corporation.

6. Conducting an annual evaluation of the Board as a whole.

7. Identifying, considering and recommending candidates to fill new positions or vacancies on the Board, and reviewing any candidates recommended by stockholders in accordance with the bylaws. In performing these duties, the Committee shall have the authority to retain any search firm to be used to identify candidates for the Board and shall have sole authority to approve the search firm’s fees and other retention terms.

8. Evaluating the performance of individual members of the Board eligible for re-election, and recommending the director nominees by class for election to the Board by the stockholders at the annual meeting of stockholders.

9. Evaluating director compensation, consulting with outside consultants when appropriate, and making recommendations to the Board regarding director compensation.

10. Reviewing and making recommendations to the Board with respect to a Director Option Plan and any proposed amendments thereto, subject to obtaining stockholder approval of any amendments as required by law or the NYSE AMEX Company Guide Rules.

Committees of the Board of Directors

11. Periodically reviewing the composition of each committee of the Board and making recommendations to the Board for the creation of additional committees or the change in mandate or dissolution of committees.

12. Recommending to the Board persons to be members of the various committees and Committee Chairperson, annually.

Conflicts of Interest

13. Reviewing and monitoring compliance with the Corporation’s Code of Business Conduct and Ethics.

14. Considering questions of possible conflicts of interest of members of the Board and of corporate officers.

15. Reviewing actual and potential conflicts of interest of members of the Board and corporate officers, and clearing any involvement of such persons in matters that may involve a conflict of interest.

MEETINGS:

The Committee will meet at least once a year. The Committee may establish its own meeting schedule, which it will provide to the Board. Special meetings may be convened as required. The Committee, or its Chair, shall report to the Board on the results of these meetings. The Committee may invite to its meetings other Directors, Corporate management and such other persons, as the Committee deems appropriate in order to carry out its responsibilities. A majority of the members of the Committee, present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, shall constitute a quorum.

The Committee will maintain written minutes of its meetings, which shall be filed with the minutes of the meetings of the Board.

EVALUATION OF THE COMMITTEE’S PERFORMANCE

The Committee shall, on an annual basis, evaluate its performance under this Charter. The Committee shall address all matters that the Committee considers relevant to its performance. The Committee shall deliver a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Board’s or the Corporation’s policies or procedures.

COMMITTEE RESOURCES

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may retain, at the Corporation’s expense, such independent counsel or other advisors as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms, and such related fees are to be borne by the Corporation.